Exhibit 10.2

AMENDED AND RESTATED GUARANTY OF PAYMENT

AMENDED AND RESTATED GUARANTY OF PAYMENT (this “Guaranty”), made as of June 30, 2004, jointly and severally by CARRAMERICA REALTY L.P. (“CarrAmerica LP”), having an address at 1850 K Street, N.W., Washington, D.C. 20006 and CARRAMERICA REALTY CORPORATION (“CarrAmerica Corporation” and together with CarrAmerica LP, collectively, “Guarantors” and individually, each a “Guarantor”), having an address at 1850 K Street, N.W., Washington, D.C. 20006, in favor of JPMORGAN CHASE BANK, as administrative agent (“Administrative Agent”) on behalf of the banks (the “Banks”) listed on the signature pages of the Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the CarrAmerica Corporation, as borrower, the Administrative Agent and the Banks entered into a Revolving Credit Agreement, dated as of June 21, 2004 (the “Existing Credit Agreement”);

WHEREAS, the obligations of CarrAmerica Corporation pursuant to the Existing Credit Agreement were guaranteed by CarrAmerica LP pursuant to a Guaranty of Payment, made by CarrAmerica LP, dated as of June 21, 2004 (the “Original Guaranty”);

WHEREAS, effective as of June 30, 2004, CarrAmerica Corporation converted into an “UPREIT” structure (the “Reorganization”) as permitted by Section 9.15 of the Existing Credit Agreement;

WHEREAS, in connection with the consummation of the Reorganization, the parties have amended and restated the terms and conditions of the Existing Credit Agreement pursuant to an Amended and Restated Revolving Credit Agreement, dated the date hereof, among CarrAmerica Realty Operating Partnership L.P., a newly formed, wholly owned Subsidiary of CarrAmerica Corporation, as borrower (“Borrower”), the Guarantors, the Administrative Agent and the Banks (as the same may be amended, modified, supplemented or restated, the “Credit Agreement”);

WHEREAS, the parties hereto have agreed to amend and restate the terms and conditions contained in the Original Guaranty in their entirety as hereinafter set forth;

WHEREAS, pursuant to the Credit Agreement, the Banks have agreed to make loans to Borrower, on a revolving credit facility, in the aggregate principal amount not to exceed Five Hundred Million Dollars ($500,000,000) or, in the event that Borrower exercises its rights pursuant to Section 2.19 of the Credit Agreement, Seven Hundred Million Dollars ($700.000,000) (hereinafter collectively referred to as the “Loans”);

WHEREAS, the Loans are evidenced by certain promissory notes (the “Notes”) of Borrower made to each of the Banks or Designated Lenders, as applicable, in accordance with the terms of the Credit Agreement;

WHEREAS, the Credit Agreement and the Notes and any other documents executed in connection therewith are hereinafter collectively referred to as the “Loan Documents”;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement;

WHEREAS, CarrAmerica Corporation owns, directly or indirectly, no less than one hundred percent (100%) of the ownership interests of Borrower;

WHEREAS, Borrower owns, directly or indirectly, no less than ninety percent (90%) of the ownership interests of CarrAmerica LP; and

WHEREAS, as a condition to the execution and delivery of the Loan Documents and the extension of credit to the Borrower pursuant to the Loan Documents, the Banks have required that Guarantors execute and deliver this Guaranty;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. The Original Guaranty is hereby modified so that all of the terms and conditions of the aforesaid Original Guaranty shall be restated in their entirety as set forth herein, and Guarantors, as co-guarantors, agree to comply with and be subject to all of the terms, covenants and conditions of this Guaranty.

II. This Guaranty shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and shall be deemed to be effective as of the date hereof.

NOW THEREFORE, in consideration of the premises and the benefits to be derived from the making of the Loans and other extensions of credit by the Banks to Borrower, and in order to induce the Administrative Agent and the Banks to enter into the Credit Agreement and the other Loan Documents, the Guarantors hereby agree as follows:

1. Each Guarantor, on behalf of itself and its successors and assigns, hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment when due, whether at stated maturity or otherwise, of all Obligations of Borrower now or hereafter existing under the Notes and the Credit Agreement and the other Loan Documents, for principal and/or interest as well as any and all other amounts due thereunder, including, without limitation, all indemnity obligations of Borrower thereunder, and any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or the Banks in enforcing their rights under this Guaranty and collecting all sums owing under the Loan Documents (all of the foregoing obligations being the “Guaranteed Obligations”).

2. It is agreed that the Guaranteed Obligations of each Guarantor hereunder shall be enforceable against such Guarantor and its successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by the Administrative Agent or any of the Banks against Borrower or its respective successors or assigns or any other party or against any security for the payment and performance of the Guaranteed Obligations (this Guaranty being a guaranty of payment and not simply a guaranty of collection) and without the necessity of any notice of nonpayment or nonobservance or of any notice of acceptance of this Guaranty or of any notice or demand to which a Guarantor might otherwise be entitled (including, without limitation, diligence, presentment, notice of maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, imposition or agreement arrived at as to the amount of or the terms of the Guaranteed Obligations, notice of adverse change in Borrower’s financial condition and any other fact which might materially increase the risk to a Guarantor), all of which each Guarantor hereby expressly waives; and each Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of such Guarantor hereunder shall in no way be terminated, affected, diminished, modified or impaired by reason of the assertion of or the failure to assert by the Administrative Agent or any of the Banks against Borrower or its respective successors or assigns, any of the rights or remedies reserved to the Administrative Agent or any of the Banks pursuant to the provisions of the Loan Documents. Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any of the Banks which is inconsistent with the waiver in the immediately preceding sentence shall be void and may be ignored by the Administrative Agent and the Banks, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty. Each Guarantor specifically acknowledges and agrees that the foregoing waivers are of the essence of this transaction and that, but for this Guaranty and such waivers, the Administrative Agent and the Banks would have declined to execute and deliver the Loan Documents and extend credit thereunder.

3. Each Guarantor waives, and covenants and agrees that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any and all appraisal, valuation, stay, extension, marshalling-of-assets or redemption laws, or right of homestead or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Administrative Agent or any of the Banks of, this Guaranty. Each Guarantor further covenants and agrees not to set up or claim any defense, counterclaim, offset, setoff or other objection of any kind to any action, suit or proceeding in law, equity or otherwise, or to any demand or claim that may be instituted or made by the Administrative Agent or any of the Banks other than the defense of the actual timely payment and performance by Borrower of the Guaranteed Obligations hereunder; provided, however, that the foregoing shall not be deemed a waiver of a Guarantor’s right to assert any compulsory counterclaim, if such counterclaim is compelled under local law or rule of procedure. Each Guarantor represents, warrants and agrees that, as of the date hereof, its obligations under this Guaranty are not subject to any counterclaims, offsets or defenses against the Administrative Agent or any Bank of any kind.

4. The provisions of this Guaranty are for the benefit of the Administrative Agent and the Banks and their successors, participants and permitted assigns (including, but not limited to, any Designated Lenders), and nothing herein contained shall impair as between Borrower and the Administrative Agent and the Banks the obligations of Borrower under the Loan Documents.

5. This Guaranty shall be a continuing, unconditional and absolute guaranty and the liability of the Guarantors hereunder shall in no way be terminated, affected, modified, impaired or diminished by reason of the happening, from time to time, of any of the following, although without notice or the further consent of the Guarantors:

(a) any assignment, amendment, modification or waiver of or change in any of the terms, covenants, conditions or provisions of any of the Guaranteed Obligations or the Loan Documents or the invalidity or unenforceability of any of the foregoing; or

(b) any extension of time that may be granted by the Administrative Agent to Borrower, any Guarantor, or their respective successors or assigns, heirs, executors, administrators or personal representatives; or

(c) any action which the Administrative Agent may take or fail to take under or in respect of any of the Loan Documents or by reason of any waiver of, or failure to enforce any of the rights, remedies, powers or privileges available to the Administrative Agent under this Guaranty or available to the Administrative Agent at law, equity or otherwise, or any action on the part of the Administrative Agent granting indulgence or extension in any form whatsoever; or

(d) any sale, exchange, release, or other disposition of any property pledged, mortgaged or conveyed, or any property in which the Administrative Agent and/or the Banks have been granted a lien or security interest to secure any indebtedness of Borrower to the Administrative Agent and/or the Banks; or

(e) any release of any person or entity who may be liable in any manner for the payment and collection of any amounts owed by Borrower to the Administrative Agent and/or the Banks; or

(f) the application of any sums by whomsoever paid or however realized to any amounts owing by Borrower to the Administrative Agent and/or the Banks under the Loan Documents in such manner as the Administrative Agent shall determine in its sole discretion; or

(g) Borrower’s or any Guarantor’s voluntary or involuntary liquidation, dissolution, sale of all or substantially all of their respective assets and liabilities, appointment of a trustee, receiver, liquidator, sequestrator or conservator for all or any part of Borrower’s or any Guarantor’s assets, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or the commencement of other similar proceedings affecting Borrower or any Guarantor or any of the assets of any of them, including, without limitation, (i) the release or discharge of

Borrower or any Guarantor from the payment and performance of their respective obligations under any of the Loan Documents by operation of law, or (ii) the impairment, limitation or modification of the liability of Borrower or any Guarantor in bankruptcy, or of any remedy for the enforcement of the Guaranteed Obligations under any of the Loan Documents, or one or more Guarantors’ liability under this Guaranty, resulting from the operation of any present or future provisions of the Bankruptcy Code or other present or future federal, state or applicable statute or law or from the decision in any court; or

(h) any improper disposition by Borrower of the proceeds of the Loans, it being acknowledged by each Guarantor that the Administrative Agent or any Bank shall be entitled to honor any request made by Borrower for a disbursement of such proceeds and that none of the Administrative Agent nor any Bank shall have any obligation to see the proper disposition by Borrower of such proceeds; or

(i) any issuance of new or replacement Notes.

6. Each Guarantor agrees that if at any time all or any part of any payment at any time received by the Administrative Agent from Borrower or a Guarantor under or with respect to this Guaranty is or must be rescinded or returned by the Administrative Agent or any Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Borrower or a Guarantor), then Guarantors’ obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such party, and Guarantors’ obligations hereunder shall continue to be effective or reinstated, as the case may be, as to such payment, as though such previous payment had never been made.

7. Until this Guaranty is terminated pursuant to the terms hereof, the Guarantors (i) shall have no right of subrogation against Borrower or any entity comprising same by reason of any payments or acts of performance by a Guarantor in compliance with the obligations of Guarantors hereunder, (ii) waive any right to enforce any remedy which Guarantors now or hereafter shall have against Borrower or any entity comprising same by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantors hereunder and (iii) from and after an Event of Default (as defined in the Credit Agreement), subordinates any liability or indebtedness of Borrower or any entity comprising same now or hereafter held by Guarantors or any affiliate of Guarantors to the obligations of Borrower under the Loan Documents.

8. Each Guarantor represents and warrants to the Administrative Agent and the Banks with the knowledge that the Administrative Agent and the Banks are relying upon the same, as follows:

(a) as of the date hereof, CarrAmerica Corporation owns, either directly or indirectly, no less than 100% of the equity interests of Borrower;

(b) as of the date hereof, Borrower owns, either directly or indirectly, no less than 90% of the equity interests of CarrAmerica LP;

(c) based upon such relationships, each Guarantor has determined that it is in its best interests to enter into this Guaranty;

(d) this Guaranty is necessary and convenient to the conduct, promotion and attainment of each Guarantor’s business, and is in furtherance of each Guarantor’s business purposes;

(e) the benefits to be derived by each Guarantor from Borrower’s access to funds made possible by the Loan Documents are at least equal to the obligations undertaken pursuant to this Guaranty;

(f) CarrAmerica LP is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect;

(g) CarrAmerica LP’s sole general partner is CarrAmerica Realty GP Holdings, Inc., a Delaware corporation (“General Partner”), a wholly owned Subsidiary of Borrower;

(h) General Partner is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect;

(i) CarrAmerica Corporation is duly organized, validly existing and in good standing as a corporation under the laws of the State of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect;

(j) CarrAmerica Corporation is the sole general partner of Borrower;

(k) for the fiscal year ended December 31, 2003, CarrAmerica Corporation qualified and CarrAmerica Corporation intends to continue to qualify as a real estate investment trust under the Code;

(l) CarrAmerica Corporation agrees to deliver to Administrative Agent all of the deliveries required by Section 5.1 of the Credit Agreement when and as required by the Credit Agreement;

(m) each Guarantor has the power and authority to execute, deliver and carry out the terms and provisions of each of this Guaranty and has taken all necessary action to authorize the execution and delivery on behalf of each Guarantor and the performance by each Guarantor of the Guaranty;

(n) each Guarantor has duly executed and delivered the Guaranty, and the Guaranty constitutes the legal, valid and binding obligation of each Guarantor enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law;

(o) neither the execution, delivery or performance by or on behalf of a Guarantor of this Guaranty, nor compliance by a Guarantor with the terms and provisions thereof nor the consummation of the transactions contemplated by the Guaranty, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of a Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which a Guarantor (or of any partnership of which a Guarantor is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject or (iii) will cause a default by a Guarantor under any organizational document of any Subsidiary, or cause a default under a Guarantor’s agreement of limited partnership or other formation documents;

(p) there is no action, suit or proceeding pending against, or to the knowledge of any Guarantor, threatened against or affecting, (i) any Guarantor or any of its Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of its assets, in any case before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could, individually or in the aggregate, have a Material Adverse Effect or which in any manner draws into question the validity of this Guaranty or the other Loan Documents.;

(q) there are no final nonappealable judgments or decrees in an aggregate amount of Five Million Dollars ($5,000,000) or more entered by a court or courts of competent jurisdiction against any Guarantor (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing);

(r) in the ordinary course of its business, each Guarantor reviews the effect of Environmental Laws on the business, operations and properties of such Guarantor and its subsidiaries in the course of which they identify and evaluate associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses); on the basis of this review, each Guarantor has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect;

(s) the initial tax year of CarrAmerica LP for federal income tax purposes was 1996;

(t) the initial tax year of CarrAmerica Corporation for federal income tax purposes was 1993;

(u) General Partner, Guarantors and their respective Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by General Partner, Guarantors or any Subsidiary; the charges, accruals and reserves on the books of General Partner, Guarantors and their Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Guarantors, adequate;

(v) all information heretofore furnished by or on behalf of Guarantors to the Administrative Agent or any Bank for purposes of or in connection with this Guaranty or the Credit Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified;

(w) each Guarantor has disclosed to the Banks in writing any and all facts known to such Guarantor which materially and adversely affect or are likely to materially and adversely affect (to the extent such Guarantor can now reasonably foresee), the business, operations or financial condition of such Guarantor considered as one enterprise or the ability of such Guarantor to perform its obligations under this Guaranty;

(x) on the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, each Guarantor is Solvent;

(y) no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of this Guaranty or the consummation of any of the transactions contemplated hereby other than those that have already been duly made or obtained and remain in full force and effect;

(z) no Guarantor is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (y) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (z) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money;

(aa) as of the Closing Date, all consents and approvals of, and filings and registrations with, and all other actions by, any Person required in order to make or consummate such transactions have been obtained, given, filed or taken and are in full force and effect;

(bb) all representations and warranties made by the Borrower on behalf of each Guarantor in the Loan Documents have been reviewed by each Guarantor and are true and correct in all material respects;

(cc) each Guarantor has obtained and holds in full force and effect all patents, trademarks, service marks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect;

(dd) to each Guarantor’s knowledge, no material product, process, method, substance, part or other material presently sold by or employed by each Guarantor in connection with such business infringes any patent, trademark, service mark, trade name, copyright, license or other such right owned by any other Person;

(ee) there is not pending or, to each Guarantor’s knowledge, threatened any claim or litigation against or affecting a Guarantor contesting its right to sell or use any such product, process, method, substance, part or other material;

(ff) no Guarantor is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely (to the extent that Guarantors can now reasonably foresee) to result in a Material Adverse Effect;

(gg) each Guarantor has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely (to the extent that each Guarantor can now reasonably foresee) to have a Material Adverse Effect;

(hh) each Guarantor is in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely (to the extent that each Guarantor can now reasonably foresee) to have a Material Adverse Effect;

(ii) each Guarantor is not a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely (to the extent that each Guarantor can now reasonably foresee) to have a Material Adverse Effect;

(jj) there are no collective bargaining agreements or Multiemployer Plans covering the employees of a Guarantor and no Guarantor has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years;

(kk) the documents delivered by Borrower pursuant to Section 3.1(e) of the Credit Agreement with respect to Guarantors constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of Guarantors; and

(ll) the principal office, chief executive office and principal place of business of Guarantors is 1850 K Street, N.W., Suite 500, Washington, D.C. 20006.

9. Subject to the terms and conditions of the Credit Agreement, and in conjunction therewith, the Administrative Agent or any Bank may assign any or all of its rights under this Guaranty. If the Administrative Agent or any Bank elects to appoint a Designated Lender or sell any Loans or participations in the Loans and the Loan Documents, including this Guaranty, the Administrative Agent or any Bank may forward to each Designated Lender, purchaser and prospective purchaser all documents and information relating to this Guaranty or to Guarantors, whether furnished by Borrower or Guarantors or otherwise.

10. Each Guarantor agrees that it shall at all times comply with all covenants and conditions contained in the Credit Agreement that are applicable to such Guarantor thereunder.

11. Each Guarantor acknowledges and agrees that it has reviewed the Credit Agreement and other Loan Documents and that such Guarantor is aware that the Credit Agreement provides funds and extensions of credit to the Borrower on a revolving basis and that it waives any defense such Guarantor may have to this Guaranty based upon the revolving credit facility nature of the Credit Agreement and the Loan Documents.

12. Each Guarantor agrees, upon the written request of the Administrative Agent, at the sole cost and expense of such Guarantor, to execute and deliver to the Administrative Agent, from time to time, any reaffirmations, ratifications, modifications or amendments hereto or any additional instruments or documents reasonably considered necessary by the Administrative Agent or its counsel to cause this Guaranty to be, become or remain valid and effective in accordance with its terms, provided, that, any such reaffirmations, ratifications, modifications, amendments, additional instrument or document shall not increase such Guarantor’s obligations or diminish its rights hereunder and shall be reasonably satisfactory as to form to each Guarantor and to Guarantors’ counsel.

13. The representations and warranties of each Guarantor set forth in this Guaranty shall survive until this Guaranty shall terminate in accordance with the terms hereof.

14. This Guaranty contains the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements relating to such subject matter and may not be modified, amended, supplemented or discharged except by a written agreement signed by each Guarantor and the Administrative Agent.

15. If all or any portion of any provision contained in this Guaranty shall be determined to be invalid, illegal or unenforceable in any respect for any reason, such provision or portion thereof shall be deemed stricken and severed from this Guaranty and the remaining provisions and portions thereof shall continue in full force and effect.

16. This Guaranty may be executed in counterparts which together shall constitute the same instrument.

17. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party:

If to a Guarantor	1850 K Street, N.W.
Washington, D.C. 20006
Attn: Steve Walsh
Telephone: (202) 729-1764
Telecopy: (202) 729-1060

With Copies of Notices to a Guarantor to:	Hogan & Hartson L.L.P.
555 13th Street, N.W.
Washington, D.C. 20004
Attention: J. Warren Gorrell, Jr., Esq.
Telephone: (202) 637-5600
Telecopy: (202) 637-5910

If to the
Administrative Agent:	Loan and Agency Services:

JPMorgan Chase Bank
Loan and Agency Services

1111 Fannin - 10th Floor
Houston, Texas 77002
Attn: Marlies Iida
Tel: 713-750-2353
Fax: 713-750-2892

JPMorgan Chase Bank
270 Park Avenue
New York, New York 10017
Attn: Marc Costantino
Telephone: (212) 270-9554
Telecopy: (212)270-0213

and

JPMorgan Chase Bank
270 Park Avenue
New York, New York 10017
Attn: William Viets, Esq.
Telecopy: (212)270-2873

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section.

18. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise by Borrower or a Guarantor, with respect to the Guaranteed Obligations shall, if the statute of limitations in favor of a Guarantor against the Administrative Agent shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

19. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the Banks and their successors and permitted assigns.

20. The failure of the Administrative Agent to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against the Administrative Agent, nor excuse any Guarantor from its obligations hereunder. Any waiver of any such right or remedy to be enforceable against the Administrative Agent must be expressly set forth in a writing signed by the Administrative Agent.

21. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND

BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b) Any legal action or proceeding with respect to this Guaranty and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Guaranty, each Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantors at its address for notices set forth herein. Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantors in any other jurisdiction.

(c) EACH GUARANTOR HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. IT IS HEREBY ACKNOWLEDGED BY EACH GUARANTOR THAT THE WAIVER OF A JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT TO ACCEPT THIS GUARANTY AND THAT THE LOANS AND OTHER EXTENSIONS OF CREDIT MADE BY THE BANKS ARE MADE IN RELIANCE UPON SUCH WAIVER. EACH GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT SUCH WAIVER HAS BEEN KNOWINGLY AND VOLUNTARILY MADE, FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED BY THE ADMINISTRATIVE AGENT IN COURT AS A WRITTEN CONSENT TO A NON-JURY TRIAL.

(d) Each Guarantor does hereby further covenant and agree to and with the Administrative Agent that Guarantors may be joined in any action against Borrower in connection with the Loan Documents and that recovery may be had against one or more Guarantors in such action or in any independent action against one or more Guarantors (with respect to the Guaranteed Obligations), without the Administrative Agent first pursuing or exhausting any remedy or claim against Borrower or its successors or assigns. Each Guarantor also agrees that, in an action brought with respect to the Guaranteed Obligations in any jurisdiction, it shall be conclusively bound by the judgment in any such action by the Administrative Agent (wherever brought) against Borrower or its successors or assigns, as if such Guarantor were a party to such action, even though such Guarantor was not joined as a party in such action.

(e) Each Guarantor agrees to pay all reasonable expenses (including, without limitation, attorneys’ fees and disbursements) which may be incurred by the

Administrative Agent or the Banks in connection with the enforcement of their rights under this Guaranty, whether or not suit is initiated, and the collection of any funds hereunder.

22. Except as provided in Section 6 hereof, this Guaranty shall terminate and be of no further force or effect upon the full performance and payment of the Guaranteed Obligations hereunder. Upon termination of this Guaranty in accordance with the terms of this Guaranty, the Administrative Agent promptly shall deliver to Guarantors such documents as Guarantors or Guarantors’ counsel reasonably may request in order to evidence such termination.

23. All of the Administrative Agent’s and the Banks’ rights and remedies under each of the Loan Documents or under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any other right or remedy available to the Administrative Agent and the Banks.

24. No Guarantor shall use any assets of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Internal Revenue Code (the “Code”) to repay or secure the Loans, the Notes, the Guaranteed Obligations or this Guaranty. No Guarantor shall attempt to do any of the foregoing or suffer any of the foregoing, or permit any party with a direct or indirect interest or right in Borrower to do any of the foregoing, if such action would cause the Notes, the Loans, the Guaranteed Obligations, this Guaranty, or any of the Loan Documents or the exercise of any of the Administrative Agent’s or Banks’ rights in connection therewith, to constitute a prohibited transaction under ERISA or the Code (unless each Guarantor furnishes to the Administrative Agent a legal opinion satisfactory to the Administrative Agent that the transaction is exempt from the prohibited transaction provisions of ERISA and the Code or would otherwise result in the Administrative Agent or any of the Banks being deemed in violation of Sections 404 or 406 of ERISA or Section 4975 of the Code or would otherwise result in the Administrative Agent or any of the Banks being a fiduciary or party in interest under ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code. Each Guarantor shall indemnify and hold each of the Administrative Agent and the Banks free and harmless from and against all loss, costs (including attorneys’ fees and expenses), expenses, taxes and damages (including consequential damages) that each of the Administrative Agent and the Banks may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary in Administrative Agent’s reasonable judgment as a result of a Guarantor’s action or inaction or by reason of a breach of the foregoing provisions by a Guarantor.

25. This Guaranty shall become effective simultaneously with the making of the initial extensions of credit under the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date and year first above written.

GUARANTORS:

CARRAMERICA REALTY, L.P.

By:	CarrAmerica Realty GP Holdings, Inc.
Its:	General Partner

	By:	/s/ Stephen M. Walsh
Name: Stephen M. Walsh
Title: Senior Vice President Capital Markets

CARRAMERICA REALTY CORPORATION

By:	/s/ Stephen M. Walsh
Name: Stephen M. Walsh
Title: Senior Vice President Capital Markets

ACCEPTED:

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK

By:	/s/ Donald Shokrian
Name: Donald Shokrian
Title: Managing Director

ACKNOWLEDGMENT FOR GUARANTORS

DISTRICT OF COLUMBIA	)
) SS.
)

On June 14, 2004 before me personally came Stephen M. Walsh, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that he is the Senior Vice President of CarrAmerica Realty GP Holdings, Inc., the general partner of CarrAmerica Realty L.P., and that he executed the foregoing instrument in the organization’s name, and that he had authority to sign the same, and he acknowledged to me that he executed the same as the act and deed of said organization for the uses and purposes therein mentioned.

[Seal]

/s/ Marvina Gathers
Notary Public My Commission Expires January 14, 2008

ACKNOWLEDGMENT FOR GUARANTORS

DISTRICT OF COLUMBIA	)
) SS.
)

On June 14, 2004 before me personally came Stephen M. Walsh, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that he is Senior Vice President of CarrAmerica Realty Corporation, and that he executed the foregoing instrument in the organization’s name, and that he had authority to sign the same, and he acknowledged to me that he executed the same as the act and deed of said organization for the uses and purposes therein mentioned.

[Seal]

/s/ Marvina Gathers
Notary Public My Commission Expires January 14, 2008